Exhibit 4.1

The McGraw-Hill Companies

STANDARD & POOR’S

Frank A. Ciccotto, Jr.	Securities Services
Managing Director	55 Water Street, 45th Floor
Securities Evaluations	New York, New York 10041
Tel 212-438-4417

Fax 212-438-7748
frank ciccotto@standardandpoors.com

June 13, 2007

Citigroup Global Markets Inc.

388 Greenwich Street, 16th Floor

New York, New York 10013

The Bank of New York

2 Hanson Place, 12th Floor

Brooklyn, New York 11217

Re:	Tax Exempt Securities Trust, National Trust 441 (Insured)

Gentlemen:

We have examined Registration Statement File No. 333-139373 for the above-mentioned trust. We hereby acknowledge that Standard & Poor’s Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the reference to Standard & Poor’s Securities Evaluations, Inc. as evaluator.

In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

/S/ FRANK A. CICCOTTO
FRANK A. CICCOTTO Senior Vice President & General Manager

FAC/gmh

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